FOR IMMEDIATE RELEASE: May XX, 2001

For more information, please contact:
Amanda Gaywood                                  Tracy Mansolillo
Authoriszor Inc.                                RDW Group Inc.
Tel:   +44 7730 201397                          Tel: 401-521-2700 ext. 156
Email: amanda.gaywood@authoriszor.com           Email:  tmansolillo@rdwgroup.com


           Authoriszor Inc. Completes Acquisition of Majority Stake in
                         Security Services Organization
         Authoriszor strengthens strategic position as fully integrated product and service provider Garcia J. Hanson named
                   Chief Operating Officer of Authoriszor Inc.

Burlington, Massachusetts, May XX, 2001 - Authoriszor Inc. (NASDAQ: AUTH), a leading-edge provider of integrated security solutions, today announced that it has completed a transaction that increases its equity position in WRDC Ltd.
(WRDC), and provides for the acquisition of the remaining outstanding capital stock of WRDC no later than January 1, 2002. WRDC is a privately held communications consultancy firm specializing in information security and data communications.


"Strategically, this agreement will better enable us to prudently pursue our well-defined strategy of selling secure, end-to-end e-business solutions to the broad range of markets that require fully integrated security solutions. Through this acquisition, we are deepening our IT resources, broadening our services offerings, adding significant recurring revenues and increasing our presence in the European marketplace. Under the proven leadership of Garcia Hanson, WRDC has established a tremendous reputation with many well known and highly respected customers and a reputation for excellence that we intend to build upon," said Paul Ayres, Authoriszor's Chief Executive Officer.


Terms of the Agreement:
On March 30, 2001, Authoriszor announced that it had signed a letter of intent to increase its ownership position in WRDC. As a result of the agreements executed today, Authoriszor's equity interest in WRDC will increase to 66.4% from 25.1% on a fully diluted basis. The transaction also involves an additional capital investment by Authoriszor of $720,000 ((pound)500,000) to enable WRDC to accelerate its growth strategy. Additionally, upon the occurrence of certain events, but no later than January 1, 2002, Authoriszor Inc. will acquire the remaining outstanding shares in WRDC. Finally, Garcia Hanson, currently the Managing Director of WRDC Ltd., has been appointed Chief Operating Officer of Authoriszor Inc. and Operations Director of Authoriszor Ltd., Authoriszor's principal subsidiary in the United Kingdom.

Commenting on the agreement, Garcia J Hanson, Managing Director of WRDC Ltd. added, "We are extremely proud of what we have built at WRDC, and I look forward to bringing that same level of success to Authoriszor in my new role as Chief Operating Officer."

A discussion of the terms of the transaction is set forth in a Form 8-K that has been filed today with the Securities and Exchange Commission.

About WRDC Ltd.
For the fiscal year ended July 31, 2000, WRDC's audited revenues and net loss were $2,330,000 and $85,000, respectively. For the first eight months of the fiscal year ending July 31, 2001, WRDC's unaudited revenues and net income were $3,880,000 and $441,000, respectively. WRDC had approximately $1,120,000 of maintenance revenues from support contracts with its current customers for the eight-month period ended March 31, 2001.

WRDC is a European communication consultancy, specializing in information security, directory services and messaging solutions. WRDC provides end-to-end secure architecture based on security, access-based control and directory technologies. Its skill base includes familiarity with a range of security products including Authoriszor, and experience in installing them. With a current staff of 40, WRDC Ltd. has more than 100 customers, including such notable names as Lloyds of London, Royal Bank of Scotland, UK Highways Agency, UK National Health Service, the London Metropolitan Police and Airtours Group. For more information about WRDC, visit www.WRDC.com.

About Authoriszor Inc.

Authoriszor Inc. is a leading-edge provider of integrated security solutions. Authoriszor provides audits, assessments, product integration, and managed services for a wide range of organizations. Leveraging a skilled team of security experts and high-quality security technologies, the Authoriszor solution is designed to ensure organizations confidentiality, availability and integrity of their information infrastructure. Founded in 1997 by IT engineers, Authoriszor continues to evolve its security practices through progressive, leading-edge competencies in security products and development. The company's patent-pending technology focuses on providing multiple levels of information security, while maintaining the openness of the Internet. Headquartered in Burlington, Massachusetts with European headquarters in the United Kingdom, Authoriszor has sales offices throughout the United States and Europe. For more information about Authoriszor, visit www.authoriszor.com.

                                      # # #

Authoriszor, Authoriszor 2000, SZ logo, A Logo and "Secures the Web" are trademarks or registered trademarks of Authoriszor Inc. or its wholly owned subsidiary, Authoriszor Ltd., in the United States, UK and other countries.

This press release contains forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These statements are based on current expectations of Authoriszor and WRDC and are subject to risks and uncertainties that may cause actual results to be materially different from those that may be implied by such forward-looking statements contained in this press release. Important factors that could result in such differences include: general economic conditions in Authoriszor's and WRDC's respective markets; those factors identified in Authoriszor's Form 10-QSB, dated February 14, 2001, including without limitation, those factors identified as risk factors in Authoriszor's Prospectus, dated May 19, 2000, as supplemented and other factors that may affect business generally.